UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 6, 2022

FREEDOM ACQUISITION I CORP.
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-40117	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Wall Street, 20th Floor New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 618-1798

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	FACT	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	FACT WS	The New York Stock Exchange
Units, each consisting of one Class A ordinary share and one-fourth of one redeemable warrant	FACT.U	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 6, 2022, LVS III SPE XLIII LP (“LVS”), a Delaware limited partnership and previously a member of our sponsor, Freedom Acquisition I LLC, sold its entire interest in our sponsor to NextG Tech Limited, a Cayman Islands exempted company (“NextG”) (the “Sponsor Transaction”). In connection with the Sponsor Transaction, we, our sponsor, LVS, NextG and certain other individuals party thereto entered into Amendment No. 1 (the “Amendment”) to the Letter Agreement dated February 25, 2021 filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 2, 2021 (the “Letter Agreement”).

Pursuant to the Amendment, LVS assigned all of its rights, interests and obligations under the Letter Agreement to NextG. In addition, the Letter Agreement was amended to permit us to pay China Bridge Capital (“CBC”), which is an affiliate of NextG, for certain advisory services pursuant the CBC Agreement (as defined below). In May 2021, we entered into an agreement with CBC (as amended from time to time, the “CBC Agreement”) for CBC to provide advisory and investment banking services to us in connection with a potential business combination. Under the CBC Agreement, we will pay CBC a customary advisory fee, which amount shall be negotiated at the time of the business combination, upon the closing of the business combination. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated by reference hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 6, 2022, we issued an unsecured promissory note (the “Note”) in the amount of up to $500,000 to our sponsor (the “Payee”). The proceeds of the Note, which may be drawn down from time to time until we consummate our initial business combination, will be used for general working capital purposes.

The Note bears no interest and is payable in full upon the earlier to occur of (i) twenty-four (24) months from the closing of the initial public offering (or such later date as may be extended in accordance with the terms of the our Amended and Restated Memorandum and Articles of Association) or (ii) the consummation of the our business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the Note may be accelerated. Prior to the our first payment of all or any portion of the principal balance of the Note in cash, the Payee has the option to convert all, but not less than all, of the principal balance of the Note into private placement warrants (the “Conversion Warrants”), each warrant exercisable for one ordinary share at an exercise price of $1.50 per share. The terms of the Conversion Warrants would be identical to the warrants issued by us to the Payee in a private placement that was consummated in connection with our initial public offering. The Payee shall be entitled to certain registration rights relating to the Conversion Warrants.

The issuance of the Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

A copy of the Note is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The disclosures set forth in this Item 2.03 are intended to be summaries only and are qualified in their entirety by reference to the Note.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2022, concurrently with the Sponsor Transaction described above, Jamie Weinstein, who was LVS’s nominee to our board of directors, resigned from our board of directors. Mr. Weinstein’s resignation was not the result of any dispute or disagreement with us or our board of directors on any matter relating to our operations, policies or practices.

Pursuant to the Letter Agreement, NextG has the right to designate a nominee to our board of directors, and has designated Edward Zeng as its nominee to our board of directors. On June 6, 2022, our board of directors appointed Mr. Zeng to the board of directors, effective immediately.

 Except as described above, there are no arrangements or understandings between Mr. Zeng and any other person pursuant to which he was selected as a director.

Mr. Zeng is the founder and Managing Partner of CBC and beneficially owns approximately 85% of CBC. As described in further detail above, we will pay CBC certain fees upon the closing of a business combination pursuant to the CBC Agreement. Other than the CBC Agreement, Mr. Zeng has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Amendment to Letter Agreement, dated June 6, 2022
10.2	Promissory Note dated June 6, 2022, issued by Freedom Acquisition I Corp. to Freedom Acquisition I LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEDOM ACQUISITION I CORP.

Date: June 6, 2022	By:	/s/ Adam Gishen
Name: Adam Gishen
Title: Chief Executive Officer

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